EXHIBIT 21

               SUBSIDIARIES OF THE REGISTRANT

The Chapman Co., a Maryland corporation

Charles A. Bell & Co., Inc., a California corporation

Charles A. Bell Securities Corp., a California corporation

Charles A. Bell Asset Management Corp., a California corporation